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                                                                       Exhibit 4


                      AMENDED AND RESTATED PROMISSORY NOTE

                               New York, New York

                                  March 1, 2001

$14,310,400.00
Borrowers:        Gold & Appel Transfer, S.A., Revision LLC and
                  Walter C. Anderson, jointly and severally

         1. Promise to Repay; Payments of Principal and Interest. Gold & Appel Transfer, S.A., a corporation duly organized and existing under the laws of the British Virgin Islands ("Gold & Appel"), Revision LLC, a limited liability company duly organized and existing under the laws of the State of Delaware ("Revision"), and Walter C. Anderson, an individual ("Anderson") (each of "Gold & Appel," "Revision" and "Anderson" referred to herein, individually, as a "Borrower" and, collectively, as the "Borrowers"), for value received, hereby jointly and severally promise to pay to the order of Donald A. Burns (the "Lender") the principal amount of $14,310,400.00 as follows: an installment payment of $3,000,000.00 of principal shall be payable on March 31, 2001, and the balance of the principal amount, plus accrued interest on the total principal amount, shall be payable on December 31, 2001 (the "Maturity Date"). Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid balance of such principal amount at the rate of 18% per annum from the date hereof, and interest on any overdue principal and (to the extent permitted by applicable law) on any overdue interest shall accrue at the rate of 20% per annum until paid, payable on demand. Payments of principal of and interest on this Note shall be made in lawful money of the United States of America at the office of the Lender, 450 Royal Palm Way, Suite 450, Palm Beach, FL 33480, or at such other office as the Lender shall have designated by written notice to the Borrowers.

         2. Defined Terms. The following capitalized terms are used herein with the respective meanings set forth below:

         BORROWERS:  has the meaning set forth in Section 1 hereof.

         BUSINESS DAY: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         COLLATERAL: has the meaning ascribed to such term in the Pledge Agreement.

         CONTRACTUAL OBLIGATIONS: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
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         DEFAULT: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         EVENT OF DEFAULT: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

         EXCLUDED TAXES: means, with respect to the Lender, (a) income taxes imposed on (or measured by) his net income by the United States of America (or its political subdivision or taxing authority therein or thereof) and (b) any other taxes imposed as a result of the Lender's present or former connection with the jurisdiction imposing such taxes (other than a connection arising solely from the transactions contemplated hereby and by the Pledge Agreement).

         FINANCING LEASE: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

         GAAP: generally accepted accounting principles in the United States of America in effect from time to time.

         GOVERNMENTAL AUTHORITY: means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         INDEMNIFIED TAXES:  Taxes other than Excluded Taxes.

         ISSUER:  has the meaning ascribed to such term in the Pledge Agreement.

         LENDER:  has the meaning set forth in Section 1 hereof.

         LIEN: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security arrangement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

         LOAN: the loan made by the Lender to the Borrowers on the Original Closing Date in the aggregate principal amount of $13,000,000.00 (such amount having been

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increased to $14,310,400.00 on the date hereof), the repayment and other obligations with respect to which are the subject matter of this Note.

         MATERIAL ADVERSE EFFECT: a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of any Borrower and its Subsidiaries, if any, taken as a whole, or (b) the validity or enforceability of this Note or the Pledge Agreement or the rights or remedies of the Lender hereunder or thereunder.

         MATURITY DATE:  has the meaning set forth in Section 1 hereof.

         ORIGINAL CLOSING DATE:  means August 7, 2000.

         OTHER TAXES: means any and all present or future recording, stamp, documentary, excise, transfer, sale or similar taxes, charges or levies arising solely from any payment made under the Note or the Pledge Agreement or from the execution, delivery or enforcement of the Note or the Pledge Agreement.

         PERSON: natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

         PLEDGE AGREEMENT: that certain Amended and Restated Pledge Agreement, dated as of even date herewith, by and among Gold & Appel Transfer S.A., Revision LLC, Foundation for the International Non-governmental Development of Space and Walter C. Anderson, as pledgors, and Donald A. Burns, as pledgee, as the same may be hereafter from time to time amended, modified or supplemented.

         REQUIREMENTS OF LAW: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         SUBSIDIARY: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both by such Person.

         TAXES: means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

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         3. Prepayments. Borrowers may prepay the principal balance due under this Note, in whole but not in part, at any time without penalty or premium, together with the interest accrued thereon to the date of such prepayment.

         4. Use of Proceeds. The Borrowers have used the original proceeds derived by them from the Loan for the following purposes: (i) approximately $12 million has been used to make a loan to NETtel Communications, Inc. and (ii) approximately $1 million has been used to fund working capital needs of the Borrowers.

         5. Post-Closing Conditions. The Borrowers agreed to take the following actions, or cause the Issuer or other relevant Persons to take the following actions, by no later than August 15, 2000, and the Borrowers confirm that all such actions have been taken as of the date hereof.:

         (a) Corporate Proceedings of Borrowers and Issuer. With respect to each Borrower that is a corporation, limited liability company or similar entity, the Lender shall be provided with a copy of the resolutions (or comparable authorizing document), in form and substance satisfactory to the Lender, of the Board of Directors (or comparable governing body) of each such Borrower authorizing and ratifying (i) the execution, delivery and performance of this Note and the Pledge Agreement and (ii) the granting by it of the Liens created pursuant to the Pledge Agreement, certified by the Secretary or an Assistant Secretary (or comparable officer) of such Borrower, which certificate shall be in form and substance reasonably satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and were in effect as of the Original Closing Date. With respect to the Foundation for the International Non-governmental Development of Space ("FINDS"), the Lender shall be provided with a copy of the resolutions of the Board of Directors (or comparable governing body) of FINDS authorizing and ratifying the execution, delivery and performance of the Pledge Agreement, certified by the Secretary or Assistant Secretary of FINDS, which certificate shall be in form and substance reasonably satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and were in effect as of the Original Closing Date. With respect to the Issuer, the Lender shall be provided with a copy of the resolutions of the Board of Directors of the Issuer authorizing and ratifying the execution, delivery and performance of the Pledge Agreement to the extent set forth in the Pledge Agreement, certified by the Secretary or Assistant Secretary of the Issuer, which certificate shall be in form and substance reasonably satisfactory to the Lender and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and were in effect as of the Original Closing Date.

         (b) Incumbency Certificates. The Lender shall be provided with a certificate of the Issuer and of each Borrower that is a corporation, limited liability company or similar entity as to the incumbency and signature of the officers of such Borrower or

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Issuer executing the Note or the Pledge Agreement reasonably satisfactory in form and substance to the Lender, executed by the President or any Vice-President (or similar officer) and the Secretary or any Assistant Secretary (or similar officer) of such Borrower or Issuer.

         (c) Legal Opinions. The Lender shall be provided with legal opinions of counsel to the Borrowers and of counsel to the Issuer, each in form and substance reasonably satisfactory to the Lender.

         (d) Signature Guaranties. To the extent that any stock power provided to the Lender does not contain a signature guaranty at the time that it is delivered to the Lender, the Lender shall be provided with replacement stock powers containing a signature guaranteed by a participant of the Securities Transfer Agents Medallion Program or another approved signature guaranty program acceptable to the Securities and Exchange Commission, the Securities Transfer Association and the transfer agent of the Issuer.

         6. Covenants of Borrowers. The Borrowers hereby agree that, so long as the Note remains outstanding and unpaid or any other amount is owing to the Lender hereunder or under the Pledge Agreement, each Borrower shall:

         (a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature.

         (b) In the case of each Borrower that is a corporation, limited liability company or other similar entity, continue to engage in business primarily of the same general types as now conducted by it, and preserve, renew and keep in full force and effect the corporate, limited liability company or other existence of such Borrower; and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to maintain such rights, privileges and franchises and to comply with Contractual Obligations and Requirements of Law could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

         (c) Promptly give notice to the Lender of: (i) the occurrence of any Default or Event of Default; (ii) any default or event of default under any Contractual Obligation of any Borrower or any Subsidiaries of any Borrower which if not cured could reasonably be expected to have a Material Adverse Effect;
(iii) any litigation, investigation or proceeding affecting any Borrower or any Subsidiaries of any Borrower (A) which is reasonably likely to involve a payment of $250,000 or more not covered by insurance, (B) in which injunctive or similar relief reasonably likely to have a Material Adverse Effect is reasonably likely to be obtained or (C) which if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse

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Effect; and (iv) any development or event known to any Borrower which could reasonably be expected to have a Material Adverse Effect.

         (d) At any time and from time to time, upon the Lender's request and at the expense of the Borrowers, promptly and duly execute and deliver or cause to be executed and delivered any and all further instruments and documents and take such further action as the Lender may reasonably request to effect the purpose of the Pledge Agreement.

         7. Events of Default and Remedies. If any of the following events shall occur and be continuing:

         (a) The Borrowers shall fail to pay any principal of or interest on the Note when due in accordance with the terms hereof; or the Borrowers shall fail to pay any other amount payable hereunder or under the Pledge Agreement within three Business Days after any such other amount becomes due in accordance with the terms hereof or thereof; or

         (b) Any representation or warranty made or deemed made by any Borrower in the Pledge Agreement or which is contained in any certificate, document or statement furnished by any Borrower under or in connection with this Note or the Pledge Agreement shall prove, either individually or in the aggregate, to have been incorrect or misleading in any material respect on or as of the date made or deemed made; or

         (c) Any Borrower shall default in the observance or performance of any covenant or other agreement contained in this Note or in the Pledge Agreement (including, without limitation, the satisfaction of any post-closing condition set forth in Section 5 of this Note); or

         (d) Any Borrower shall fail to pay any of the Secured Obligations (as defined in and set forth in the Pledge Agreement) when the same shall become due and payable; or

         (e) Any Borrower shall (i) default in any payment of principal of or interest on any indebtedness (other than the loan that is the subject of this Note) or in the payment of any guarantee obligation, aggregating $250,000 or more, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such indebtedness or guarantee obligation was created; or (ii) default in the observance or performance of any other agreement or condition following any applicable grace periods relating to any indebtedness or guarantee obligation referred to in clause (i) immediately above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of any indebtedness referred to in clause (i) immediately above or beneficiary or beneficiaries of such guarantee obligation referred to in clause (i) immediately above (or a trustee or agent on

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behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, lapse of time or both, if required, such indebtedness to become due prior to its stated maturity or such guarantee obligation to become payable, provided, however, that if the default described in this clause (e) is cured, the Event of Default under this clause (e) shall simultaneously be cured; or

         (f) One or more judgments or decrees shall be entered against any Borrower involving in the aggregate (for such Borrower or for all Borrowers combined) a liability (to the extent not paid or covered by insurance less any applicable and customary retention or deductible) of $250,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

         (g) (i) The Pledge Agreement shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Borrower shall so assert in writing or (ii) the Lien created by the Pledge Agreement on any material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby and, if such condition is correctable, such condition is not corrected within 30 days;

         (h) (i) Any Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
(ii), or (iii) above; or (v) any Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

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then, and in any such event the principal of, and all accrued interest on, this
Note, and all other amounts owing under this Note or the Pledge Agreement, shall immediately become due and payable upon written demand of the Lender.

         8. Tax Indemnification. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under the Pledge Agreement shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower shall make such deductions and (iii) the relevant Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

         (b) In addition, the Borrowers shall pay any Other Taxes to the relevant governmental or taxing authority in accordance with applicable law.

         (c) The Borrowers hereby indemnify the Lender for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under the Pledge Agreement (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, unless such penalties, interest or expenses are incurred solely as a result of any gross negligence or willful misconduct of the Lender. A certificate setting forth in reasonable detail the amount of such payment or liability and the reasonable basis of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.

         (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

         9. Governing Law. This Note shall be construed and enforced in accordance with and governed by the internal laws of the State of New York without reference to principles of conflicts of law, including all matters of construction, validity and performance.

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         10. Amendments, Etc. Any amendment, modification or waiver of any term or provision of this Note must be in writing and signed by the Lender. Any such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

         11. Successors and Assigns. All the covenants, stipulations, promises and agreements contained in this Note by or on behalf of the Borrowers shall bind their respective successors and assigns, whether so expressed or not.

         12. Headings. The headings of the sections and paragraphs of this Note are for purposes of reference only and shall not limit or define the meaning hereof.

         13. Submission to Jurisdiction; Waiver of Immunity; Agent for Service of Process. For the purpose of assuring that the Lender may enforce its rights under this Note, each Borrower, for itself and its successors and assigns, hereby irrevocably (a) agrees that any legal or equitable action, suit or proceeding against any Borrower arising out of or relating to this Note or any transaction contemplated hereby or the subject matter of any of the foregoing may be instituted, at the election of the Lender, in any state or federal court in the State of Virginia (including, without limitation, the U.S. Federal District Court for the Eastern District of Virginia) or in any state or federal court in the State of Florida, (b) waives any objection which it may now or hereafter have to the venue of any action, suit or proceeding, (c) irrevocably submits itself to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in the State of Virginia or the State of Florida, and (d) irrevocably waives any immunity from jurisdiction to which it might otherwise be entitled in any such action, suit or proceeding which may be instituted in any state or federal court of the State of Virginia or the State of Florida, and any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution. Not later than August 15, 2000, each Borrower shall irrevocably designate and appoint CT Corporation System (or any successor corporation), at its office in Virginia and its office in Florida, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such action, suit or proceeding with respect to any matter as to which it has submitted to jurisdiction as set forth in this Section 13 and agrees that service upon such authorized agent shall be deemed in every respect service of process upon such Borrower or its successors or assigns, and, to the extent permitted by applicable law, shall be taken and held to be valid personal service upon it. Each Borrower will take all action necessary to ensure that such Borrower shall at all times have an agent for service of process for the above purposes in the State of Virginia and the State of Florida. This Section 13 does not affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Borrower in any jurisdiction.

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         14. Notices, Etc. All notices and other communications provided for hereunder must be in writing (including telegraphic, telex, telecopy or cable communication) and must be sent (a) if to any Borrower, at its address set forth below, (b) if to Lender, at 450 Royal Palm Way, Suite 450, Palm Beach, FL 33480,
Telephone: 561-655-7550, Facsimile: 561-655-9692, or (c) as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications are effective when received.

                  The notice addresses for the respective Borrowers are as follows:

                  (a)      If to Gold & Appel:

                           Omar Hodge Building
                           Wickams Cay
                           Road Town, Tortolla
                           British Virgin Islands

                           with copies to:

                           Sean P. McGuinness
                           Swidler Berlin Shereff Friedman, LLP
                           3000 K Street NW
                           Washington, D.C.  20007-5116
                           Facsimile: 202-424-7643

                           and

                           Walter C. Anderson
                           Revision LLC
                           1023 31st Street, NW
                           Suite 300
                           Washington, D.C.  20007
                           Facsimile: 202-736-5065

                  (b)      If to Revision:

                           Revision LLC
                           1023 31st Street, NW
                           Suite 300
                           Washington, D.C.  20007
                           Attention: Walter C. Anderson
                           Facsimile: 202-736-5065

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                           with a copy to:

                           Sean P. McGuinness
                           Swidler Berlin Shereff Friedman, LLP
                           3000 K Street NW
                           Washington, D.C.  20007-5116
                           Facsimile: 202-424-7643

                  (c)      If to Anderson:

                           c/o Revision LLC
                           1023 31st Street, NW
                           Suite 300
                           Washington, D.C.  20007
                           Attention: Walter C. Anderson
                           Facsimile: 202-736-5065

                           with a copy to:

                           Sean P. McGuinness
                           Swidler Berlin Shereff Friedman, LLP
                           3000 K Street NW
                           Washington, D.C.  20007-5116
                           Facsimile: 202-424-7643


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         IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed and delivered personally or by their representative officers or agents thereunto duly authorized as of the date first above written.

                                            GOLD & APPEL TRANSFER, S.A.



                                            By:/s/ Walter C. Anderson
                                               --------------------------------
                                                 Walter C. Anderson,
                                                 Attorney-in-Fact



                                            REVISION LLC



                                            By:/s/ Walter C. Anderson
                                               --------------------------------
                                                 Walter C. Anderson,
                                                 Manager



                                            WALTER C. ANDERSON



                                            By:/s/ Walter C. Anderson
                                               --------------------------------
                                                 Walter C. Anderson


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